SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant  ☒    Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary proxy statement.

☐	Definitive proxy statement.

☐	Definitive additional materials.

☒	Soliciting material under Rule 14a-12.

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).

TRI-CONTINENTAL CORPORATION

(Name of Registrant as Specified in Its Charter)

Filed by Tri-Continental Corporation

Pursuant to Rule 14a-12

Under the Securities Exchange Act of 1934

This filing consists of a press release made in connection with the announcement of a settlement agreement between Tri-Continental Corporation and a stockholder group including Western Investment LLC that will avoid a proxy contest for the election of directors at the Fund’s upcoming 2007 annual meeting of stockholders.

Tri-Continental Corporation (NYSE: TY) Announces Agreement with Stockholder Group; Proposal for Managed Distribution Policy to be Voted on by Stockholders

NEW YORK— Tri-Continental Corporation (NYSE: TY), today announced that it had entered into an agreement with a stockholder group (the “Group”) including Western Investment LLC that will avoid a proxy contest for the election of directors at the Fund’s upcoming 2007 annual meeting of stockholders, which is scheduled for May 30, 2007.

Under the agreement, members of the Group have agreed to withdraw their nominees for election to the Fund’s board and to withdraw a stockholder proposal that was to be presented at the annual meeting. Additionally, the members of the Group have agreed to cast their votes at the annual meeting in accordance with the recommendations of the Fund’s board.

The Fund has agreed to include in its proxy statement for the upcoming annual meeting a proposal for stockholder approval of a distribution policy that would provide for quarterly distributions to stockholders equal to 2.75% of the net asset value attributable to the Fund’s common stock at the end of the prior quarter (or approximately 11% per year), with the first payment expected to be declared shortly after stockholder approval. The Fund has suspended its share repurchase program pending the outcome of the stockholder vote on this matter. Further details regarding the Fund’s 2007 annual meeting of stockholders, including the distribution plan, will be included in the Fund’s proxy statement, which is expected to be sent to stockholders in several weeks. Stockholders are urged to read the proxy statement as it will contain important information regarding the business to be presented at the upcoming meeting.

Brian T. Zino, President of the Fund, said: “We believe the agreement with the Group is in the best interests of the Fund, as it allows us to resolve the differences between the Group and the Fund and enables the Fund to limit the costs, distraction and disruptions associated with a proxy fight with the Group and with potential litigation. Submitting the proposed distribution policy to stockholders will permit the stockholders to decide whether or not they wish the Fund to implement such a policy. Importantly, stockholders would continue to have the opportunity to maintain their investment in Tri-Continental by taking their distributions under the proposed distribution policy in additional shares. Alternatively, they may elect to receive all or a part of such distributions in cash.”

Tri-Continental Corporation is one of the nation’s largest, diversified, publicly traded closed-end equity investment companies and has paid dividends for 63 consecutive years. The Fund is managed by J. & W. Seligman & Co. Incorporated, a New York-based investment manager and advisor, which was founded in 1864. Seligman Advisors, Inc. is the principal underwriter of the Seligman mutual funds.

You should consider the investment objectives, risks, charges, and expenses of the Fund carefully before investing. A prospectus containing information about the Fund (including its investment objectives, risks, charges, expenses, and other information) may be obtained by calling 800-TRI-1092. The prospectus should be read carefully before investing in the Fund.

Contact:

Media:

Mary Ann Susco, 212-850-1382

suscom@jwseligman.com

or

Shareholder:

Marco Acosta, 800-597-6068 (Option #1)

acostam@jwseligman.com

Additional Information and Where to Find It

This press release may be deemed to be solicitation material with respect to the forthcoming annual proxy statement of Tri-Continental Corporation, to be filed with the U.S. Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS OF TRI-CONTINENTAL CORPORATION ARE ADVISED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE. The final proxy statement will be mailed to stockholders of Tri-Continental Corporation. Investors and security holders may obtain a free copy of the proxy statement when it becomes available, and other documents filed by Tri-Continental Corporation with the SEC, at the SEC’s web site at http://www.sec.gov. Free copies of the proxy statement when it becomes available, and Tri-Continental Corporation’s other filings with the SEC may also be obtained by writing to: J. & W. Seligman & Co. Incorporated, 100 Park Avenue, New York, NY 10017, Attention: Investor Relations.

Participants in the Solicitation

Tri-Continental Corporation may be deemed to be soliciting proxies from its stockholders in favour of the proposal. Information regarding certain of Tri-Continental Corporation’s directors and executive officers is available in Tri-Continental Corporation’s proxy statement for its 2006 annual meeting of stockholders, which was filed with the SEC on February 13, 2006. Additional information regarding the interests of Tri-Continental Corporation will be included in the proxy statement and the other relevant documents filed with the SEC when they become available.